EXECUTIVE DEFERRED COMPENSATION AGREEMENTS

President and Chief Executive Officer William L. Stephens and Vice President and Chief Operating Officer George J. Swift have each entered into an Executive Deferred Compensation Agreement ("EDCA") with the Association, the form of which is attached hereto. The term of each EDCA continues for a period of 12 months at which time it is reviewed, renewed and/or altered by a resolution of the Board of Directors. The EDCAs for Messrs. Williams and Swift, pursuant to a resolution adopted by the Board of Directors on August 25, 1997, have been renewed for a one year period commencing September 1, 1997, and provide for deferred compensation payments by the Association of $6,000 per month for each individual.

         As of June 30, 1998, the Board of Directors determined to make a lump sum contribution of $144,000 to Messrs. Stephens and Swift under their individual EDCAs, in addition to the $6,000 monthly contibutions to be made to each of them for the remaining two months (July and August 1998) of such agreements, and to thereafter suspend and make no further contributions under these agreements. These amounts, together with all other contributions previously made by the Association will be paid to such individuals in accordance with the terms their individual EDCA.


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                    EXECUTIVE DEFERRED COMPENSATION AGREEMENT

         THIS AGREEMENT is made as of this 23rd day of November, 1987, by and between WILLIAM L. STEPHENS (the "Executive") and HOME FEDERAL SAVINGS & LOAN ASSOCIATION OF NILES, OHIO, (the "Company").

         WHEREAS, in order to create an incentive for the continued employment of the Executive by the Company and to encourage the continued contribution by the Executive to the profitability of the Company, the parties have determined that it is in the best interest of the Company and the Executive that the Company provide an amount equal to $1,000.00 per month for the Executive's period of employment from September 1, 1987, pro-rated on a per diem basis, based on 30-day months, to be paid to the Executive upon his termination of employment with the Company as provided herein.

         NOW, THEREFORE, the parties agree as follows:

         1. Payment of Deferred Compensation Amount

         If the Executive's employment with the Company is terminated because of permanent disability (as hereinafter defined), death, voluntary resignation, or by the Company without cause, the Company shall pay to him an amount equal to the amount accrued pursuant to the contribution agreed upon in the above paragraph. If both the Executive and his designated beneficiary shall die before the total deferred compensation contribution has been paid to the Executive, the remaining portion of the Deferred Compensation Amount shall be paid as promptly as practicable in one lump sum to the estate of such designated beneficiary or as specified in the beneficiary's last will and testament, as the case may be.

         The beneficiary referred to in this Section may be designated or changed by the Executive (without the consent of any prior beneficiary) by written notice delivered to the Company before his death. If no such beneficiary shall have been designated, or if no designated beneficiary shall survive the Executive, the payment provided under this Section shall be payable to the Executive's estate.

         For purposes of this Section, the Executive shall be deemed to have become disabled if the Company shall find on the basis of medical evidence satisfactory to the Company that the Executive is totally disabled, mentally or physically, so as to be prevented from engaging in further employment by the Company and that such disability will be permanent and continuous during the remainder of his life.

         2. Forfeiture of Deferred Compensation Amount

         If the Executive's employment with the Company is terminated by the Company for cause (as hereinafter defined), then no portion of the Deferred Compensation Amount shall be paid to the Executive and any interest he might have therein shall be forfeited.

         The term "cause" as used herein shall mean such fraud, embezzlement, or other crimes involving moral turpitude, or such gross or willful neglect of duty which, in the judgment of the Board of Directors of the Company, justifies no action other than termination.



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         3. Term of Agreement

         This agreement shall continue for a period of twelve (12) months at which time this agreement may be reviewed, renewed or altered by the Board of Directors.

         4. Payments

         The accrued deferred compensation amount shall be payable in a lump sum upon the death, disability, voluntary resignation or termination by the Company without cause, not later than eleven (11) months and twenty-nine (29) days from date of such occurrence.

         It is understood that the Executive shall have no right to the accrued deferred compensation amount until the occurrence of one of the events set forth above.

         It is expressly understood that the amounts set forth in this agreement are not secured by the Company and that the Executive has no right during the term of this agreement to receive or demand payment until the occurrence of one of the events set forth above.

         5. Tax Treatment

         Any deferred compensation payable under this agreement shall not be deemed salary and shall not be included in the Executive's taxable income under federal and state law until it is actually received by the Executive.

         6. Termination of Agreement

         This agreement may be terminated by mutual agreement of both parties or as determined by the Company.

         IN WITNESS WHEREOF, the parties have set their hands the day and year first above written.

                                         HOME FEDERAL SAVINGS & LOAN
                                         ASSOCIATION OF NILES


                                         By: /s/
                                             -----------------------------------


                                         By: /s/
                                             -----------------------------------

                                             /s/ William L. Stephens
                                             -----------------------------------
                                                 WILLIAM L. STEPHENS